Exhibit 99.4

Consent of Director Nominee of PhotoMedex, Inc.

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named as a nominee to the board of directors of PhotoMedex, Inc. in the Registration Statement on Form S-4 filed by PhotoMedex, Inc. with the Securities and Exchange Commission (File No. 333-            ) under the Securities Act of 1933, as amended.

/s/ Yoav Ben-Dror
Name: Dr. Yoav Ben-Dror

Date: August 12, 2011